EXHIBIT 10.5

Framework Agreement

This document contains confidential and proprietary information of Trussnet USA, Inc. and is not be disclosed, reviewed or used, except with the express written consent of Trussnet.

Framework Agreement

THIS FRAMEWORK AGREEMENT (this “Framework Agreement”) is dated 7th April 2008 and made between:

1	Trussnet USA, Inc. (“Trussnet”), a company incorporated under the laws of Nevada, USA; and

2	CECT-Chinacomm Communications Co., Ltd. (‘‘Chinacomm”), a company incorporated under the laws of the People’s Republic of China.

Trussnet and at-Malcolm are each hereinafter referred to individually as a “Party" or collectively as “Parties”.

Background

1
Trussnet is in the business of designing, developing, operating and maintaining wireless communications facilities globally. Chinacomm is the major holder of a 3.5G Hz spectrum licenses (“3.5 G Licenses”) from the Ministry of Information Industry of China and desires to deploy 3.5 GHz wireless broadband operation in 2 cities throughout China.

2
By an agreement dated l November 2007 (“Initial Agreement”) and made between the Parties, Trussnet: agrees to provide financial and professional assistance to Chinacomm for building and operating such 3.5 G Hz wireless broadband in 29 cities throughout China.

3	In accordance with the Initial Agreement, Trussnet may purchase up to 49% equity interest[s] of Chinacomm.

4
To facilitate Chinacomm’s future financing plan, the Parties have agreed to jointly set up a wholy foreign owned company in China (“WOFIE”) (as defined below) with 49% equity interests owned indirectly by Trussnet and .51% equity interests owned indirectly by Chinacomm’s shareholders, WOFIE will enters series of exclusive agreements with Chinacormm in connection with the construction, operation and maintenance of such 3.5 G Hz wireless broadband in 29 cities throughout China.

5	Therefore, the Parties have agreed to enter into this Framework Agreement as an Addendum to. the Initial Agreement

Definitions

The following capitalized terms used herein shall have the following meanings:

“Chinacomm Cayman” means Chinacomm Limited, a company incorporated under the laws of Cayman Islands and owned by two companies incorporated under the laws of British Virgin Islands both owned by Ms. Mang Sin, who is a Hong Kong resident:

“Chinacomm HK” means a company to be incorporated under the laws of Hong Kong and wholly owned by Chinacomm Cayman;

This document contains confidential and proprietary information of Trussnet USA, Inc. and is not be disclosed, reviewed or used, except with the express written consent of Trussnet.

Framework Agreement

“Gulfstream” means Gulfstream Limited, a company incorporated under the laws of Hong Kong and owned by Trussnet;

“WOFIE” means a wholly owned foreign invested enterprise to be incorporated under the laws China and wholly owned by Chinacomm HK.

“Trussnet WOFIE” means a company incorporated or to be incorporated under the laws of China and owned directly or indirectly by Trussnet;

“Nortel” means Nortel Networks (China) Limited.

Both Parities agree as follows:

Article 1. Proposed Transaction Structure

                        [INSERT ORG. CHART]

a
Gulfstream will sign an investment agreement with Chinacomm Cayman and its owner(s) (“Investment Agreement”), by which Gulfstream will invest USD196,000,000.00 (“Acquisition Price”) to acquire 49% equity interests of Chinacomm Cayman.

This document contains confidential and proprietary information of Trussnet USA, Inc. and is not be disclosed, reviewed or used, except with the express written consent of Trussnet.

Framework Agreement

b
Chinacomm Cayman will set up Chinacomm HK in Hong Kong, and then Chinacomm HK will set up WOFIE in China. The board of directors of WOFIE shall be appointed by both Parties in accordance with the percentage of the shareholdings of each shareholder of Chinacomm Cayman. The composition of the board of directors of Chinacomm Cayman, Chinacomm HK and WOFIE shall be identical. Each of the Parties shall appoint one person as bank signatory of Chinacomm Cayman, Chinacomm HK and WOFIE after the First Payment has been paid to Chinacomm Cayman.

c
Trussnet or Trussnet WOFIE will provide to WOFIE the relevant professional services and will enter into services agreements with WOFIE in connection with the operation and maintenance of 3.5G Hz wireless broadband and WOFIE shall pay the relevant service fees to Trussnet in accordance with such services agreements. Such service fees may be paid by Chinacomm Cayman for WOFIE in any lawful way. Such services agreements should be exclusive and WOFIE will not enter any similar agreements with any other parties, unless agreed by Trussnet.

d
WOFIE will provide to Chinacomm the relevant professional services and will enter into services agreements with Chinacomm in connection with the operation and maintenance of 3.5G Hz wireless broadband and Chinacomm shall pay the relevant service fees to WOFIE in accordance with the such services agreements. Such services agreements should be exclusive and Chinacomm will not enter any similar agreements with any other parties, unless agreed by Trussnet.

e
Trussnet and WOFIE will have priority to purchase from Nortel (or other manufactures of which the products arc recognized by Nortel) the necessary equipments required by Chinacomm for the construction and operation of 3.5G Hz wireless broadband network after Trussnet has received the documents listed in Article2 (b) below and sign lease agreement with WOFIE (“Lease Agreements”), by which Trussnet will lease such equipments to WOFTE. Such equipments expenditure shall not exceed USD50,000,000.00. Such equipments will be transferred to WOFIE at USD1.00 of the transfer price when Chinacomm Cayman goes to listing in stock exchange.

f	The WOFIE will sub-lease the same equipments to Chinacomm. WOFIE and Chinacomm. shall enter into a sub-lease agreement (“Sub-Lease Agreements”), by which Chinacomm shall pay rental to WOFIE.

g
Subject to the laws of PRC the annual rental and service fees payable by Chinacomm to WOFIE under the various agreements above shall be 100% of the turnover after deducted the all the tax payable and other necessary operation cost in accordance with the approved budget by both Parties.

h
The certain shares (up to 49%) of Chinacomm shall be legally and validly transferred to Mr. Xing Hongjin or a Chinese company designated by Mr. Xing proportionally in accordance with the payment of the Acquisition Price at the transfer price of USD1.00. The ownership of such shares shall be held by Mr. Xing through a qualified trust company or other legal mechanism mutually agreed by the parties and Mr. Xing shall have the right to appoint the directors of Chinacomm in accordance with the percentage of the shares owned by him Such transfer of the slims to Mr. Xing shall be conducted at the same time when Trussnet obtains equity of Chinacomm Cayman through Gulfstream. Such 49% shares of Chinacomm will be transferred back to the previous shareholders after Chinacomm Cayman goes to listing in stock exchange at the transfer price of USD1.00.

i	The Parties have agreed to have Chinacomm Cayman or another mutually agreed upon company in having an exit plan strategy of an IPO in an agreed upon stock exchange.

Article 2. The Payment of Acquisition Price

This document contains confidential and proprietary information of Trussnet USA, Inc. and is not be disclosed, reviewed or used, except with the express written consent of Trussnet.

Framework Agreement

a
After the execution of this Framework Agreement by both Parties and within 10 business days after Trussnet has duly received the originals of the signed shareholders’ meeting resolution and board resolution of Chinacomm Cayman both approving the acquisition of the 49%.equity interests of Chinacomm Cayman by Trussnet through Gulfstream, Trussnet will pay USD5,000,000,00 (“First Payment”) in cash in two separate payment as part of the above Acquisition Price into Chinacomm Cayman through Gulfstream, then Chinacomm HK shall pay such First Payment into WOFIE as part of the capital injection required by the laws of China.

b	Trussnet will pay USD141,000,000.00 of the Acquisition Price in cash, within 10 business days upon the receipt of the following documents, into Chinacomm Cayman through Gulfstream then Chinacomm HK shall pay such payments into WOFIE as part of the capital injection required by the laws of China, subject to the following documents being received and acceptable by Trussnet:

I
the Investment Agreement for the acquisition of 49% shares of Chinacomm Cayman duly signed by the relevant parties and, disbursement plan of all parts of the Acquisition Price shall be provided in the Investment Agreement;

ii
the revised articles of association of Chinacomm Cayman reflecting that the certain equity interests of Chinacomm Cayman proportionally in accordance with the payment of the Acquisition Price are owned by Gulfstream;

	iii	the written documents showing that Trussnet has validly appointed directors, bank signatory, general manager and corporate financial officer for Chinacomm Cayman and Chinacomm HK;

	iv	the governmental approval in relation to the establishment of WOFIE and the certificate of approval and business license of WOFIE and the articles of association of WOFIE agreed by Trussnet;

v
the certified copies of all corporate documents of Chinacomm HK, including but not limited, commercial certificates, certificate of incorporation, articles of associations, the list of the shareholders and the directors, bank information, etc.;

vi
the Lease Agreements duly signed by Trussnet WOFIE and WOFIE and the Sub-Lease Agreements and the service agreements duly signed by Trussnet and WOFIE and the service agreements duly signed by WOFIE and Chinacomm;

	vii	the written legal evidence showing that the Article 1 (h) is duly performed; and

	viii	all the documents and information materially necessary for conducting the comprehensive legal and financial due diligence on Chinacomm.

The above documents shall be provided by Chinacomm with 30 business days after the payment of the First Payment.

This document contains confidential and proprietary information of Trussnet USA, Inc. and is not be disclosed, reviewed or used, except with the express written consent of Trussnet.

Framework Agreement

a	The remaining USD50,000,00000 of the Acquisition Price shall be deemed being fully paid by Trussnet if Trussnet WOFIE has transferred the equipments to WOFIE in accordance with Article 1(e).

b
If Chinacomm fails to provide the documents listed in the Article2 (b) above within the time required herein the First Payment shall be refundable to Trussnet within 180 days after expiration of such required time limit.

c
Within 7 business days after the payment of above USD141,000,000,00 Chinacomm shall provide to Trussnet the written evidences showing that the acquisition of 49% equity interests or Chinacomm Cayman and its amended articles of association, as well as the change of directors, managers, and bank signatory of Chinacomm Cayman and Chinacomm HK have been properly filed with relevant agencies (if necessary).

d	Chinacomm shall provide to Trussnet the legal evidences showing that all of the 3.5G Licenses for 29 cities have been duly extended, and valid.

Article 3. The validity of this Framework Agreement and the Governing Law

a	The Framework Agreement will be valid after it has been duly signed by the authorized representatives of Chinacomm and Trussnet respectively.

b
This Framework Agreement shall be governed by and construed in accordance with the laws of Hong Kong. Any disputes arising from this Framework Agreement shall be submitted to arbitration at Hong Kong International Arbitration Center applying its arbitration rules then applicable and the arbitration reward will be final.

c	Notwithstanding other provisions herein if the First Payment is not paid by Trussnet in accordance with Article 2(a) above, this Framework Agreement shall be void.

Article 4. The validity of the Initial Agreement

a	Except for otherwise provided in this Framework Agreement, the provisions of the initial Agreement shall remain valid.

b	Recitals H, I, K, M, N and O as relevant provisions of the Initial Agreement shall be void.

c
Recital E o the Initial Agreement shall be replaced with the following: “The parties have also reached an agreement pursuant to which Trussnet will: (i) build and operate Beijing (Chaoyang District), Shanghai (Jiading District), and Shenzen (Futian District) initially; (ii) complete initial coverage for aforementioned cities, Beijing, Shanghai, and Shenzhen in the future, (iii) build and operate additional broadband wireless networks in Guangzhou, Tianjin, Dalian, Ningbo, Xiamen, Hangzhou, Nanjing and other 19 cities, for a grand total of 19 cities, for Chinacomm in connection wit Chinacomm’s 3.5G Hz spectrum license and to deploy such networks utilizing similar equipment ad services to those being deployed for the Beijing (Chaoyang District), Shanghai (Jiading Dsitrict), and Shenzhen (Futian District);”

This document contains confidential and proprietary information of Trussnet USA, Inc. and is not be disclosed, reviewed or used, except with the express written consent of Trussnet.

Framework Agreement

d
Recital G of the Initial Agreement shall be replaced with the following: “The Parties are entering into this Agreement to set forth their respective rights, duties and obligations the equipment, services and related activities related to the Beijing (Chaoyang District), Shanghai (Jiading District), Shenzhen (Futian District) cities along with Guangzhou, Tianjin, Dalian, Nignbo, Xiamen, Hangzhou, Nanjing and other 19 cities for a grand total of 29 cities.”

e	Recitals F and K and relevant provisions of the Initial Agreement shall be replaced with relevant articles of this Framework Agreement.

Article 5. Exclusivity of this Framework .Agreement.

After the payment made by Trussnet according to Articie2 (a) above in this Framework Agreement, Chinacomm and Chinacomm registered/actual shareholders shall not, without Trussnet’s prior written consent, enter into any agreement or arrangement which may directly or indirectly load to the transfer of shares or business of Chinacomm onshore or offshore.

IN .WITNESS whereof, the Parties have execute d. this Framework Agreement on the date first written above.

This document contains confidential and proprietary information of Trussnet USA, Inc. and is not be disclosed, reviewed or used, except with the express written consent of Trussnet.

Framework Agreement

Trussnet USA, Inc.

Signature
Name: Colin Tay YongLee
Title: Managing Director / Co-Founder

CECT-Chinacomm Communications Co., Ltd.

Signature
Name: iu Ping
Title: President

This document contains confidential and proprietary information of Trussnet USA, Inc. and is not be disclosed, reviewed or used, except with the express written consent of Trussnet.